Contact:

Richard C. Rochon
Chairman of the Board
Coconut Palm Acquisition Corp.
305-532-3800

FOR IMMEDIATE RELEASE

COCONUT PALM ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

      Boca Raton, Florida, September 14, 2005 – Coconut Palm Acquisition Corp. (OTC Bulletin Board: CNUTU) announced today that its initial public offering of 10,000,000 units was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $60,000,000 to the Company. Morgan Joseph & Co. Inc. and EarlyBirdCapital, Inc. acted as lead managers for the initial public offering.

      The Company has granted the underwriters a 45-day option to purchase up to 1,500,000 additional units solely to cover over-allotments, if any.

     A copy of the prospectus may be obtained from either Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020 or EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

     Audited financial statements as of September 14, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

     Coconut Palm Acquisition Corp. is a blank check company organized under the laws of the State of Delaware. The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

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